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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G




                  Under the Securities and Exchange Act of 1934
                                (Amendment No. 2)

                                   ICO, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    449293109
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                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement [ ].


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP No. 449293109                   13G                    Page 2 of 4 Pages



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1. NAME OF REPORTING PERSON(S)
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

   Luther King Capital Management Corporation        I.R.S. Identification No.
   301 Commerce Street, Suite 1600                        75-0163033
   Fort Worth, TX 76102

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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
   Shares are also owned in an account for the
   benefit of children of a Luther King                           (a) [ ]
   Capital Management employee and a Luther King
   Capital Management employee.                                   (b) [x]

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3. SEC USE ONLY


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4. CITIZENSHIP OR PLACE OF ORGANIZATION

   Fort Worth, Texas

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NUMBER OF       5.  SOLE VOTING POWER
SHARES              500,000 Luther King Capital Management    10,700 Bryan King
BENEFICIALLY        4,000 Mason King      15,000 Bryan & Mason King
OWNED BY        ---------------------------------------------------------------
EACH            6.  SHARED VOTING POWER
REPORTING
PERSON
                ---------------------------------------------------------------
 WITH           7.  SOLE DISPOSITIVE POWER
                    500,000 Luther King Capital Management   10,700 Bryan King
                    4,000 Mason King       15,000 Bryan & Mason King

                ---------------------------------------------------------------
                8.  SHARED DISPOSITIVE POWER

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    529,700

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.4%

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12. TYPE OF REPORTING PERSON*

    IA

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CUSIP No. 449293109                   13G                     Page 3 of 4 Pages



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Item 1.  (a)   Name of Issuer:
               ICO, Inc.

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         (b)   Address of Issuer's Principal Executive Offices:
               11490 Westminister, Suite 1000
               Houston, TX 77077
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Item 2.  (a)   Name of Person Filing:
               Luther King Capital Management Corporation
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         (b)   Address of Principal Business Office, or if None, Residence:
               301 Commerce Street, Suite 1600
               Fort Worth, TX 76102

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         (c)   Citizenship:
               Fort Worth, Texas USA

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         (d)   Title of Class of Securities:
               Common Stock

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         (e)   CUSIP Number:
               449293109
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Item 3. Luther King is an Investment Adviser registered under Section 203 of the
        Investment Advisers Act of 1940.

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Item 4.  (a)   Amount Beneficially Owned:
               529,700
               --------------------------------------------------------------
         (b)   Percent of Class:
               2.4%
               --------------------------------------------------------------
         (c)   Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote
                     529,700
               (ii)  shared power to vote or to direct the vote

               (iii) sole power to dispose or to direct the disposition of
                     529,700
               (iv)  shared power to dispose or to direct the disposition of

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Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person


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CUSIP No. 449293109                    13G                   Page 4 of 4 Pages


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Item 7.  Identification and Classification of the Subsidiary which Acquired the
         Security being Reported on by the Parent Holding Company


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Item 8.  Identification and Classification of Members of the Group


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Item 9.  Notice of Dissolution of Group.


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Item 10. Certification

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


           Signature

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:         February 8, 2000

Signature:    /s/ J. Luther King, Jr.
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Name/Title:       President